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                                  [Letterhead]


                                                                     EXHIBIT 5.1

Kindercare Learning Centers, Inc.
2400 Presidents Drive
Montgomery, AL 36102-2151

     RE: Registration Statement on Form S-4 Covering a Maximum of 1,381,579 Shares of Common Stock

Ladies and Gentlemen:

     This opinion is being rendered in connection with the proposed merger (the "Merger") of KCLC Acquisition Corp. with and into KinderCare Learning Centers, Inc. (the "Company"), in which existing shareholders of the Company will retain up to 1,381,579 shares of the Company's common stock $.01 par value per share (the "Shares"), on the terms and subject to the conditions set forth in the Company's registration statement on Form S-4 (the "Registration Statement"), as filed by the Company with the Securities and Exchange Commission on or about January 6, 1997.

     In connection with this opinion, we examined and relied upon such records, documents and other instruments as we have deemed relevant and necessary as the basis for this opinion and have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. In connection with this opinion, we have also assumed, with your permission, that (i) all outstanding Shares issued pursuant to the exercise of options and warrants have been, and all Shares to be issued after the date hereof and prior to the effective time of the Merger pursuant to the exercise of outstanding options and warrants, will be, issued in accordance with the terms and provisions of the option or warrant agreement governing such issuance and that such agreement is in the form approved by the Board of Directors or an appropriately authorized committee thereof, and (ii) upon the exercise of all such options and warrants, the Company received or, if exercised after the date hereof, will receive, the consideration provided for in the applicable option or warrant agreement.


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     Based upon the foregoing, it is our opinion that the Shares to be retained in the manner and on the terms described in the Registration Statement and the Merger Agreement, have been or, if issued after the date hereof pursuant to outstanding options or warrants, will be, duly authorized, validly issued, fully paid and non-assessable under the Delaware General Corporation Law as in effect on this date.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in the section of the Registration Statement entitled "Legal Matters".

                              Very truly yours,

                              ALSTON & BIRD


                              By: /s/ Joel J. Hughey
                                  -----------------------------
                                   a Partner


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